UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM N-8A
NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940
The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: DANEHY TIMOTHY PATRICK
Address of Principal Business Office: 555 Julian Smith Rd. Henderson, NC
27537
Telephone Number: (919)-702-6842
Name and address of agent for service of process: Timothy Danehy P.O. Box
301 Kittrell, NC 27544
Check Appropriate Box: Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES[ ] NO[x]
SIGNATURES
Pursuant to the requirements of the Investment Company Act of 1940 the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of Henderson and state of North Carolina on the 29th day of October 2019.
					Signature: DANEHY, TIMOTHY PATRICK
						    (Name of Registrant)
					BY: /S/Danehy, Timothy Patrick
						         (sponsor)
					BY: /S/ Timothy Patrick Danehy
						   (Office of Sponsor)
Attest: /S/ Zachary Danehy
	      (Witness)